                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 AMENDMENT NO. 1
                                       to
                                 CURRENT REPORT


                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 13, 1999



                         FSC SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


       Delaware                       333-26897                 04-3363001
(State or other jurisdiction of     (I.R.S. Employer          (Commission File
incorporation or organization)          Number)              Identification No.)


                               333 Western Avenue
                           South Portland, Maine 04106
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (207) 775-8100

Item 7.  Financial Statements and Exhibits

On April 27, 1999, FSC Semiconductor Corporation (the "Company") filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the acquisition of the Power Device Business of Samsung Electronics Co., Ltd. by Fairchild Semiconductor Corporation, a wholly owned subsidiary of the Company on April 13, 1999. This amendment is being filed for the purpose of including financial statements and pro forma financial information and should be read in conjunction with the Form 8-K.


         (a)      Financial Statements of Business Acquired
                                                                                         Page
              Report of Independent Accountants  .....................................    3
              Statements of Net Assets (Liabilities) as of December 31, 1998 and
                   December 31, 1997 .................................................    4
              Statements of Operations and Comprehensive Income (Loss) for each
                   of the Years in the Three-Year Period Ended December 31, 1998 .....    5
              Statements of Cash Flows for each of the Years in the Three-Year
                   Period Ended December 31, 1998  ...................................    6
              Notes to Financial Statements ..........................................    7

         (b)   Pro Forma Financial Information

              Introduction to Unaudited Pro Forma Combined Condensed
                   Financial  Statements .............................................   23
              Unaudited Pro Forma Combined Condensed Statement of
                  Operations for the Fiscal Year Ended May 31, 1998 ..................   25
              Unaudited Pro Forma Combined Condensed Statement of
                  Operations for the Nine Months Ended February 28, 1998  ............   26
              Notes to Unaudited Pro Forma Combined Condensed Statements
                   of  Operations  ...................................................   27
              Unaudited Pro Forma Combined Condensed Balance Sheet as
                   Of February  28, 1999 ..............................................  32
              Notes to Unaudited Pro Forma Combined Condensed Balance
                   Sheet  .............................................................  33

         Exhibits

               23.1  Consent of Samil Accounting Corporation

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Samsung Electronics Co., Ltd.

     In our opinion, the accompanying statements of net assets (liabilities) and the related statements of operations and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of the Power Device Business of Samsung Electronics Co., Ltd. (the "Business") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 11 to the financial statements, the operations of the Business, and those of similar companies in the Republic of Korea, have been significantly affected, and will continue to be affected for the foreseeable future, by the country's unstable economy caused in part by the currency volatility in the Asia Pacific region.

     The Business is an operating unit of Samsung Electronics Co., Ltd. and, as discussed in Notes 3, 7 and 15, has engaged in various transactions with Samsung Electronics Co., Ltd.

Samil Accounting Corporation

Seoul, Korea
February 24, 1999

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                     STATEMENTS OF NET ASSETS (LIABILITIES)

                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                                 1997              1998
                                                              ----------        ----------
                                                              (IN THOUSANDS OF US DOLLARS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $     18          $     37
  Trade accounts and notes receivable, net..................     28,445            26,605
  Inventories...............................................     50,469            43,977
  Deferred tax assets.......................................        909             1,184
  Prepaid expenses and other current assets.................      2,317             3,750
                                                               --------          --------
     Total current assets...................................     82,158            75,553
Advances to employees.......................................      5,398             2,632
Property, plant and equipment, net..........................     93,166            90,955
Deposit for deferred employee compensation..................      6,272                --
Intangible assets, net......................................      1,182               887
Other assets................................................        419               262
                                                               --------          --------
     Total assets...........................................    188,595           170,289
                                                               --------          --------
LIABILITIES
Current liabilities:
  Corporate borrowings......................................      9,750            12,641
  Current portion of capital lease obligation...............     12,706             8,086
  Trade accounts and notes payable..........................     11,086            13,729
  Income taxes payable to Samsung...........................      6,394            12,947
  Accrued expenses and other accounts payable...............      6,621            70,594
                                                               --------          --------
     Total current liabilities..............................     46,557           117,997
Corporate borrowings........................................     92,032            46,065
Capital lease obligation....................................     15,151             9,667
Deferred employee compensation..............................     13,004             6,471
Deferred tax liabilities....................................      3,173             1,914
                                                               --------          --------
     Total liabilities......................................    169,917           182,114
                                                               --------          --------
Commitments and contingencies
NET ASSETS (LIABILITIES)
Business equity.............................................     37,301               272
Accumulated other comprehensive loss --
  Cumulative translation adjustments........................    (18,623)          (12,097)
                                                               --------          --------
     Total net assets (liabilities).........................   $ 18,678          $(11,825)
                                                               ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
                                                           (IN THOUSANDS OF US DOLLARS)
Revenues:
  Net sales............................................  $418,047    $440,700    $369,899
  Contract manufacturing -- Samsung Electronics........    53,735      37,428      16,620
                                                         --------    --------    --------
  Total revenue........................................   471,782     478,128     386,519
                                                         --------    --------    --------
Operating expenses:
  Cost of sales........................................   361,624     309,712     232,562
  Cost of contract manufacturing -- Samsung
     Electronics.......................................    53,735      37,428      16,620
  Research and development.............................    18,579      19,205      15,224
  Selling, general and administrative..................    28,950      34,280      33,812
  Litigation settlement................................        --          --      58,000
                                                         --------    --------    --------
     Total operating expenses..........................   462,888     400,625     356,218
                                                         --------    --------    --------
Operating income.......................................     8,894      77,503      30,301
Interest expense, net..................................    10,384      10,076       4,205
Foreign currency losses, net...........................       497       5,933         923
                                                         --------    --------    --------
Income (loss) before income taxes......................    (1,987)     61,494      25,173
Income tax benefit (provision).........................     4,754     (18,549)     (9,519)
                                                         --------    --------    --------
Net income.............................................     2,767      42,945      15,654
                                                         --------    --------    --------
Other comprehensive income (loss):
     Net foreign currency translation adjustments......    (4,837)    (14,491)      6,526
                                                         --------    --------    --------
Comprehensive income (loss)............................  $ (2,070)   $ 28,454    $ 22,180
                                                         ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
                                                                (IN THOUSANDS OF US DOLLARS)
Cash Flows From Operating Activities:
  Net income................................................  $   2,767   $  42,945   $  15,654
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     48,965      38,792      22,289
    Provision for (recovery of) doubtful accounts...........         (6)         93           7
    Provision for (reversal of) inventory reserve...........       (216)     (3,713)      1,016
    Accrual for litigation settlement.......................         --          --      58,000
    Loss on disposition of property, plant and equipment....      1,545         423         498
    Deferred employee compensation..........................      1,407      (8,623)      3,745
    Deferred income taxes...................................     (4,365)      8,648      (1,534)
  Changes in operating assets and liabilities:
    Trade accounts and notes receivable.....................      3,283     (28,329)      5,817
    Inventories.............................................     13,092      (3,166)     12,617
    Prepaid expenses and other current assets...............      2,629         720        (894)
    Advances to employees...................................     (1,208)      1,702       3,188
    Deposit for deferred employee compensation..............     (1,036)      4,057       6,345
    Other assets............................................      1,463         516         198
    Trade accounts and notes payable........................     (2,942)      1,008         638
    Income taxes payable to Samsung.........................     (4,966)      6,394       6,553
    Accrued expenses and other accounts payable.............    (12,388)     19,152       4,232
    Payment of deferred employee compensation...............     (8,642)     (6,299)    (10,278)
                                                              ---------   ---------   ---------
    Net cash provided by operating activities...............     39,382      74,320     128,091
                                                              ---------   ---------   ---------
  Cash Flows From Investing Activities:
    Acquisition of property, plant and equipment............   (118,005)    (10,259)     (7,671)
    Proceeds from sale of property, plant and equipment.....     30,644      10,593       2,297
    Acquisition of intangible assets........................     (1,134)       (454)       (319)
                                                              ---------   ---------   ---------
    Net cash used in investing activities...................    (88,495)       (120)     (5,693)
                                                              ---------   ---------   ---------
  Cash Flows from Financing Activities:
    Corporate borrowing, net................................     54,223     (75,678)    (43,076)
    Capital lease payment...................................     (9,335)    (23,819)    (11,046)
    Net capital distribution................................    (16,867)    (57,593)    (52,683)
                                                              ---------   ---------   ---------
    Net cash provided by (used in) financing activities.....     28,021    (157,090)   (106,805)
                                                              ---------   ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     21,092      82,907     (15,574)
                                                              ---------   ---------   ---------
Net increase in cash and cash equivalents...................         --          17          19
Cash and cash equivalents, beginning of period..............          1           1          18
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of period....................  $       1   $      18   $      37
                                                              =========   =========   =========
Supplemental disclosure of cash flows information:
    Interest paid...........................................  $     396   $     252   $       9
                                                              =========   =========   =========
    Machinery and equipment acquired under capital lease....  $     103   $     673   $     942
                                                              =========   =========   =========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND BASIS OF PRESENTATION:

BUSINESS

     The Power Device Business (the "Business") was established in 1985 as an operating unit of Samsung Electronics Co., Ltd. ("Samsung"). The Business is not a distinct legal entity. The Business designs, develops and manufactures discrete and standard analog semiconductors. These products are used in major market worldwide sectors including computers, computer peripherals, office equipment, consumer electronics, lighting, communications, and industrial equipment. The Business is located in Bucheon, the Republic of Korea ("Korea") and shares the Samsung Bucheon factory with Samsung's Multimedia Business.

     On December 20, 1998, Samsung entered into a Business Transfer Agreement (the "Agreement") with Fairchild Semiconductor Corporation ("Fairchild"). Under terms of the Agreement, Fairchild shall purchase substantially all of the assets including allocated notes receivable and prepaid expenses and assume certain liabilities of the Business in exchange for $455,000 thousand in cash, subject to certain conditions and adjustments. In conjunction with the transfer of the Business, Samsung intends to pay an employee bonus to the employees staying with the Business to the closing date.

BASIS OF PRESENTATION

     The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. These financial statements include such expenses and services.

     These financial statements present the assets, liabilities, results of operations and cash flows of the Business. Because the Business did not previously prepare separate financial statements, these financial statements were derived by extracting the assets, liabilities and results of operations of the Business from the corresponding Samsung accounts. As a result, the carved out financial statements contain allocations of certain Samsung assets, liabilities, revenues and expenses attributable to the Business deemed reasonable by management to present the Business on a stand-alone basis.

     Although the Business' management is unable to estimate the actual benefits which would have been realized and costs which would have been incurred had the respective transactions been executed with independent third parties, the allocation methodologies described below and within the respective notes to financial statements, where appropriate, are considered reasonable by management. The financial position and results of operations of the Business may, however, differ from the results which may have been achieved had the Business operated as an independent legal entity. Additionally, future expenses incurred as an independent entity may not be comparable to the historical levels.

     The carved out financial statements are presented in accordance with generally accepted accounting principles of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The significant accounting policies followed by the Business in the preparation of its financial statements are summarized below.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
RELATED PARTY ACTIVITY AND ALLOCATIONS

     The financial statements reflect the assets, liabilities, revenue and expenses that were directly related to the Business as it operated within Samsung. In cases involving assets and liabilities not specifically identifiable to any particular facility, a portion of such items were allocated to the Business based on assumptions that management considers reasonable in the circumstances.

     Samsung uses a centralized approach to cash management and the financing of its operations. These systems did not track cash balances, notes receivable balances and bank borrowings on a business specific basis. Accordingly, notes receivable and debt not specifically identifiable to the operations of any particular facility were allocated annually to the Business based on the customer sales ratio and fixed asset ratio of the Business, respectively, as a percentage of Samsung for each respective period. Interest expense on allocated debt was determined by applying the average interest rates of Samsung during the respective periods. Management believes the debt allocation basis is reasonable as the Business operates in a highly capital intensive industry and capital expenditures are financed through bank borrowings.

     Manufacturing costs were generally apportioned between the Business and Samsung's other product lines based upon actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged directly.

     Other operating units of Samsung also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors. Costs of these services are specifically identified as they relate to the Business. Also, the Business has performed contract manufacturing related to wafer foundry services for Samsung. The revenues for these services are reflected at cost in the accompanying statements of operations. These costs include manufacturing costs incurred within the Samsung Bucheon factory and do not include cost of raw materials and/or processing costs incurred outside of the Samsung Bucheon factory.

     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from Samsung's corporate office, selling and marketing locations, and manufacturing sites to the Business on a basis which is considered by management to reasonably reflect the utilization of such services by the operating unit receiving the charge. These allocations were based on sales revenues, the number of employees and working hours. Research and development (R&D) expenses represent the actual costs incurred by the Bucheon factory plus R&D expenses specifically incurred by Samsung on behalf of the Business.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the financial statements and accompanying notes. Significant estimates made by management include those related to the useful lives of property, plant and equipment, allowances for doubtful accounts and customer returns, inventory realizability, contingent liabilities and allocated expenses. Actual results could differ from those estimates, and such differences may be material to the financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on hand and cash in bank accounts, with original maturities of three months or less.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Business provides an allowance for doubtful accounts and notes receivable to reduce such receivables to their probable estimated collectable amounts.

INVENTORIES

     Inventories are stated at the lower of cost or market, using the weighted average method, except for materials in-transit, for which cost is determined using the specific identification method.

INTANGIBLE ASSETS

     Intangible assets, principally patent rights, are stated at cost and amortized on a straight-line basis over their estimated useful lives of 10 years which does not exceed the patent period.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below:

                                                                ESTIMATED
                                                              USEFUL LIVES
                                                              -------------
Buildings...................................................  15 - 40 years
Building related structures.................................   7 - 40 years
Machinery and equipment.....................................        5 years
Tools.......................................................        5 years
Furniture and fixtures......................................        5 years
Vehicles....................................................        5 years

     Assets under capital leases and leasehold improvements are amortized over the shorter of the asset life or the remaining lease term. Amortization of assets under capital leases is included within depreciation expense.

     Upon retirement or other disposal of fixed assets, the costs and related accumulated depreciation or amortization are eliminated from the accounts, and any resulting gain or loss is reflected in income for the period. Routine maintenance and repairs are charged to expense as incurred. Expenditures which enhance the value or significantly extend the useful lives of the related assets are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 1996, the Business adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of". In accordance with this standard, management periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows is separately identifiable and is less than the carrying value of the assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets.

     Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The adoption of this new accounting standard did not have a material effect on the Business' operating results or financial position.

WARRANTIES

     The Business' products are generally warranted for up to one year from customer receipt. Estimated future costs of repair, replacement, or customer accommodations are reflected in income for the period of the related sales.

RECOGNITION OF REVENUES

     Revenues from the sale of products are recognized on the transfer of ownership upon shipment. The Business provides a reserve for product returns from all customers at the time revenue is recognized. Contract manufacturing revenues are recognized based on completion of respective stages of production, defined as wafer fabrication and electronic die sorting.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

     The Business receives, under the terms of specific legislation, research and development grants for projects selected by the government. Such grants, collectively insignificant, are recorded as liabilities since the grant monies must be repaid upon conclusion of the project.

INCOME TAXES

     The Business is not a separate taxable entity for Korean or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by Samsung. Accordingly, income tax expense in the carved out financial statements has been calculated as if filed on a separate tax return basis. The Business accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach for financial accounting and reporting for income tax purposes. Under the asset and liability method, deferred income taxes are recognized for temporary differences, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Investment R&D tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward account.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
DEFERRED EMPLOYEE COMPENSATION

     In accordance with statutory regulations in Korea, employees and directors with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Business, based on years of service and rate of pay at the time of termination. The accrual for deferred compensation approximates the amount required if all employees were to terminate employment at the balance sheet date.

     The annual provision for deferred compensation charged to operations is calculated based on the net change in the deferred compensation amount, assuming the termination of all eligible employees and directors as of the beginning and end of the period, plus the actual payments made during the period.

     Under the National Pension Fund Law of Korea, the Business is required to pay a certain percentage of employee retirement benefits to the National Pension Fund in exchange for a reduction in their severance pay. Contributed amounts shall be refunded from the National Pension Plan to employees on their retirement. This amount has been offset against deferred compensation except for the portion related to employees with less than one year of service which is included in current assets.

     Deferred employee compensation is partially funded through a group severance insurance plan with Samsung Life Insurance Co., Ltd., an affiliate of Samsung. The amounts deposited under this insurance plan are classified as noncurrent assets and may only be withdrawn for the actual payment of deferred compensation.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in currencies other than the Korean won have been translated at the rate of exchange on the balance sheet date. Gains and losses resulting from the translation are reflected in income for the period.

     The Business' functional currency is the Korean won, the primary currency in which business is conducted, and its official accounting records are maintained in Korean won. The accompanying financial statements are reported in US dollars pursuant to SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average exchange rate in effect during the respective period.

     Resulting translation adjustments are recorded in a separate component of net assets entitled "Cumulative Translation Adjustment." All amounts in these financial statements have been presented in thousands of US dollars, unless otherwise stated.

     The exchange rates used to translate the financial statements are as follows:

                                                               EXCHANGE RATES USED
                                                      -------------------------------------
                                                      BALANCE SHEET     REVENUE AND EXPENSE
                                                         ACCOUNTS            ACCOUNTS
                                                      --------------    -------------------
1996................................................  US$1 =  844.20      US$1 =  804.78
1997................................................  US$1 = 1415.20      US$1 =  951.11
1998................................................  US$1 = 1207.80      US$1 = 1398.88

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
COMPREHENSIVE INCOME

     Effective January 1, 1996, the Business retroactively adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income. The components of comprehensive income (loss) include net income and foreign currency translation adjustments. There is no tax effect on the foreign currency translation adjustments.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Business to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts and notes receivable.

     The Business deposits its cash with a major Korean bank. Deposits in this bank may exceed the amount of insurance provided on such deposits. However, the Business is exposed to loss only to the extent of the amount of cash reflected on its statements of net assets. The Business has not experienced losses on its bank cash deposits.

     The Business performs periodic credit evaluations of its customers' financial condition and generally does not require collateral for domestic customers on accounts or notes receivable. The Business maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Business derives a substantial portion of its revenues from export sales through Samsung's foreign subsidiaries in Asia, North America and Europe.

     A substantial portion of the components necessary for the manufacture and operation of many of the Business' products are obtained from the other operating units of Samsung and its affiliates. The disruption or termination of any of these sources could have a material adverse effect on the Business' operating results and financial condition.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, trade accounts and notes receivable, trade accounts and notes payable, and accrued expenses and other accounts payable approximates fair value due to the short-term nature of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the financial statements and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999. The Business is currently not separately engaged in any derivatives or hedging activities.

     In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance concerning recognition and measurement of costs associated with developing or acquiring software for internal use. In 1998, the AICPA also issued Statement of Position

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
98-5, "Reporting on the Costs of Start-Up Activities", which provides guidance concerning the costs of start-up activities. For accounting purposes, start-up activities are defined as one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, initiating a new process in an existing facility, or commencing some new operation. Both pronouncements are effective for financial statements of years beginning after December 15, 1998, with earlier application encouraged. Management does not believe that adoption of these pronouncements will have a material impact on the financial statements of the Business.

3.  TRADE ACCOUNTS AND NOTES RECEIVABLE:

     Trade accounts and notes receivable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts receivable
  Due from third parties....................................  $10,820    $ 9,198
  Due from Samsung subsidiaries and affiliates..............    9,173      2,338
                                                              -------    -------
                                                               19,993     11,536
Trade notes receivable
  Due from third parties....................................    8,205      7,516
  Due from Samsung subsidiaries and affiliates..............      353      7,666
                                                              -------    -------
                                                                8,558     15,182
Allowance for doubtful accounts.............................     (106)      (113)
                                                              -------    -------
                                                              $28,445    $26,605
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts receivable of $17,992 thousand and $6,148 thousand, respectively, are denominated in foreign currencies, primarily US dollars. Trade notes receivable represents amounts due from domestic customers maturing generally within 90 to 120 days with no interest charge.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

4.  INVENTORIES:

     Inventories consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Finished products...........................................  $15,606    $21,482
Work-in-process.............................................   25,395     19,632
Raw materials and supplies..................................   10,444      6,411
Materials in-transit........................................    1,757        201
                                                              -------    -------
                                                               53,202     47,726
Allowance for obsolete and excess inventory.................   (2,733)    (3,749)
                                                              -------    -------
                                                              $50,469    $43,977
                                                              =======    =======

     At December 31, 1998, substantially all of the Business' inventories are insured against fire and other casualty losses.

     At December 31, 1998, a portion of the Business' inventory up to a maximum amount of $27,654 thousand is pledged as collateral for a bank loan of Samsung. At December 31, 1998, a total of approximately $9,136 thousand of raw materials and work-in-process inventories was held by the Business' subcontractors including Samsung plants in Korea and China. Also, at December 31, 1998, all finished goods inventories were held by the Samsung Onyang plant in Korea for warehousing.

5.  ADVANCES TO EMPLOYEES:

     The Business provides advances to its employees primarily for the purchase or lease of residential properties. Advances to employees are provided for periods of up to 7 years and earn interest at a maximum annual rate not to exceed 4%.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Buildings...................................................  $  38,666    $  44,948
Building related structures.................................      6,124        7,175
Machinery and equipment.....................................    165,362      190,421
Tools.......................................................      3,046        2,894
Furniture and fixtures......................................      7,737        8,757
Vehicles....................................................        497          466
                                                              ---------    ---------
                                                                221,432      254,661
Accumulated depreciation....................................   (137,891)    (172,685)
                                                              ---------    ---------
                                                                 83,541       81,976
Land........................................................      8,973        8,563
Construction in progress....................................        510          247
Machinery in transit........................................         --            4
Other.......................................................        142          165
                                                              ---------    ---------
                                                              $  93,166    $  90,955
                                                              =========    =========

     At December 31, 1998, substantially all of the Business' property, plant and equipment, other than land and certain construction in progress, are insured against fire and other casualty losses. A substantial portion of the Business' property, plant and equipment at December 31, 1998 is pledged as collateral for various bank loans of Samsung.

     Depreciation expense for property, plant and equipment was $48,812 thousand, $38,564 thousand and $21,540 thousand for the years ended December 31, 1996, 1997, and 1998, respectively.

     At December 31, 1998, approximately $6,132 thousand of the Business' manufacturing machinery and equipment was held by its subcontractors, primarily in Korea.

     Property, plant and equipment under capital leases, which include primarily machinery and equipment, are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Cost........................................................  $ 40,114    $ 40,325
Accumulated amortization....................................   (30,387)    (33,658)
                                                              --------    --------
                                                              $  9,727    $  6,667
                                                              ========    ========

     Amortization expense for assets under capital leases for the years ended December 31, 1996, 1997 and 1998 is $15,026 thousand, $9,350 thousand and $4,002 thousand, respectively.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

7.  TRADE ACCOUNTS AND NOTES PAYABLE:

     Trade accounts and notes payable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts payable
  Due to third parties......................................  $ 9,091    $11,035
  Due to Samsung subsidiary and affiliates..................    1,283      2,203
                                                              -------    -------
                                                               10,374     13,238
Trade notes payable
  Due to third parties......................................      712        409
  Due to Samsung subsidiary and affiliates..................       --         82
                                                              -------    -------
                                                                  712        491
                                                              -------    -------
                                                              $11,086    $13,729
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts payable of $10,204 thousand and $12,925 thousand, respectively, are denominated in foreign currencies, primarily US dollars.

8.  CORPORATE BORROWINGS:

     The Business does not undertake its own financing but has been able to benefit from the financing obtained by Samsung. Corporate borrowings have been allocated based on the methodology described in Note 2. The interest expense on the allocated corporate borrowings has been calculated using average interest rates of 6.48%, 7.30%, and 9.69% for the years ended December 31, 1996, 1997, and 1998, respectively.

     Samsung has entered into various types of short-term financing arrangements including usance financing and bank overdrafts. The Business does not have its own usance letter of credit but benefits from such letter of credit of Samsung when needed. At December 31, 1998, no borrowings existed from such short-term financing arrangements. The Business does not have any debt sharing or other arrangements with Samsung. Consequently, corporate borrowings have been classified as current and long-term based on the expected maturities of the contractual obligations into which Samsung has entered.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

9.  DEFERRED EMPLOYEE COMPENSATION:

     Changes in deferred employee compensation are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Beginning balance...........................................  $27,926    $ 13,004
Provision...................................................   (8,623)      3,745
Payments....................................................   (6,299)    (10,278)
                                                              -------    --------
Ending balance..............................................  $13,004    $  6,471
                                                              =======    ========

     During 1998, certain employees elected to take early settlement of deferred compensation. As a result, the Business paid approximately $2,436 thousand in cash from the deferred employee compensation balance, net of advances due from employees of $2,751 thousand.

10.  COMMITMENTS AND CONTINGENCIES:

LITIGATION

     On December 30, 1998, a settlement agreement was reached resolving a patent infringement lawsuit. Under the terms of this settlement, Samsung shall pay the principal sum of $58,000 thousand. The litigation settlement has been accrued in the financial statements of the Business as of December 31, 1998 and for the year then ended.

     Samsung is also alleged, in the United States, to have infringed a method claimed by a patent owned by Northern Telecom ("NT"), in the production of its memory devices. The patent expired in 1994 and hence NT's claim is limited to past damages based on a reasonable royalty accrued between February 1989 and June 1994, and prejudgment interest thereon. In September 1998, the District Court granted Samsung's motion for summary judgment, finding the patent invalid and dismissed the case. NT filed a motion to set aside the judgment which was denied on December 10, 1998. Additionally, NT has brought an action against Samsung alleging an infringement of a patent in Germany. The German patent is a counterpart of the patent being litigated in the United States. In May 1997, the court allowed the action but did not fix the amount of damages to be paid and Samsung appealed against this decision. The proceedings are currently pending and the next hearing is scheduled for March 1999. Similar to the case in the United States, the German patent expired in 1995 and potential liability is limited to past damages. While it is not feasible to predict or determine the final outcome of these proceedings at the present time, management does not believe that they will result in a materially adverse effect on the financial position or results of operations of Samsung or the Business.

LICENSING AND SUBCONTRACT AGREEMENTS

     Samsung has entered into various licensing agreements, some of which relate to Power Device products either directly or indirectly. Royalty expense incurred by or allocated to the Business was $636 thousand, $5,922 thousand, and $6,004 thousand for the years ended December 31, 1996, 1997, and 1998, respectively. The allocation was made based on the relative sales value for the respective period.

     The Business has long-term subcontract agreements with Usha HBB (India) Ltd. ("Usha") and Psi Technologies, Inc. ("Psi"), third party subcontractors, in connection with the manufacture of certain

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

10. COMMITMENTS AND CONTINGENCIES: -- (CONTINUED) products. Subject to the subcontractors' quality and performance, total commitments remaining under these agreements approximated $32,657 thousand as of December 31, 1998. The agreements with Usha and Psi expire in July 2001 and July 2005, respectively.

GUARANTEE PROVIDED

     In relation to the Business, Samsung has guaranteed payment of principal and interest on a bank loan provided to Korea Microsystems, Inc., a third-party subcontractor of the Business, up to $2,070 thousand due in April 2002.

CAPITAL LEASE

     With respect to the Business, Samsung leases machinery and equipment under capital lease arrangements. The future minimum lease payments under the capital leases are as follows:

                                                              MINIMUM
                                                               LEASE
FOR THE YEAR ENDING DECEMBER 31,                              PAYMENTS
--------------------------------                              --------
1999........................................................  $ 8,086
2000........................................................    6,467
2001........................................................    3,177
2002........................................................    1,475
Thereafter..................................................      226
                                                              -------
     Total..................................................   19,431
Less: amount representing interest..........................   (1,678)
                                                              -------
Present value of minimum lease payments.....................   17,753
Less: current portion.......................................   (8,086)
                                                              -------
Total capital lease obligation, non-current portion.........  $ 9,667
                                                              =======

11.  UNSTABLE ECONOMIC ENVIRONMENT:

     The operations of the Business, and those of similar companies in Korea, have been affected, and may continue to be affected for the foreseeable future, by the unstable economic conditions in Korea and the Asia Pacific region. Specific factors that impact these companies include volatility in the value of the Korean won and interest rates and the general deterioration of the economies of countries in the Asia Pacific region.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

12.  BUSINESS EQUITY:

     Business equity represents Samsung's ownership interest in the recorded net assets (liabilities) of the Business. A summary of activity is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Beginning balance......................................  $ 66,049    $ 51,949    $ 37,301
Net income.............................................     2,767      42,945      15,654
Net capital distribution...............................   (16,867)    (57,593)    (52,683)
                                                         --------    --------    --------
Ending balance.........................................  $ 51,949    $ 37,301    $    272
                                                         ========    ========    ========

13.  INCOME TAXES:

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns. The Business incurs income tax liabilities in Korean won and based on taxable income determined in accordance with generally accepted accounting principles and tax laws of Korea. The tax provision (benefit) included in these financial statements reflects current tax expense and the impact of accounting for deferred taxes under the asset and liability method, including the impact of foreign currency translation of such deferred tax amounts.

     The income tax provision (benefit) for 1996, 1997 and 1998 consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
Current...................................................       --    $ 9,515    $11,178
Deferred..................................................  $(4,754)     9,034     (1,659)
                                                            -------    -------    -------
Income tax provision (benefit)............................  $(4,754)   $18,549    $ 9,519
                                                            =======    =======    =======

     The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Business' ability to generate taxable income within the period which the temporary differences reverse, the outlook of the Korean economic environment and the overall future industry outlook. Management has considered these factors in reaching its conclusion as to the need for a valuation allowance for financial reporting purposes.

     The Business does not have any formalized tax sharing agreement with Samsung.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

13.  INCOME TAXES: -- (CONTINUED)
     The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1998 is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets -- current:
  Inventory reserve.........................................  $   842    $ 1,154
  Other.....................................................       67         30
                                                              -------    -------
                                                                  909      1,184
                                                              -------    -------
Deferred tax assets (liabilities) -- non-current:
  Provision for deferred employee compensation..............       --        783
  Excess depreciation.......................................   (3,173)    (2,697)
                                                              -------    -------
                                                               (3,173)    (1,914)
                                                              -------    -------
Net deferred tax liabilities................................  $(2,264)   $  (730)
                                                              =======    =======

     Realization of deferred tax assets is dependent upon taxable income within carry forward periods available under the tax laws. Management has concluded that it is "more likely than not" that the Business will realize the full benefit of deferred tax assets.

     The statutory income tax rate, including tax surcharges, applicable to the Business for 1996, 1997 and 1998 is approximately 30.8%. The reconciliation from income taxes calculated at the statutory tax rate to the effective income tax amount for each of the periods is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1996       1997       1998
                                                             -------    -------    ------
Taxes at Korean statutory tax rate.........................  $  (612)   $18,940    $7,753
R&D tax credit.............................................   (4,375)      (391)     (675)
Effect of tax rate change on beginning cumulative temporary
  differences..............................................      233         --        --
Effect of exchange rate changes............................       --         --     2,441
                                                             -------    -------    ------
Effective income tax amounts...............................  $(4,754)   $18,549    $9,519
                                                             =======    =======    ======

     The current and deferred income tax provisions were computed on a Korean won basis, the functional currency of the Business, and translated into US dollars using the weighted average exchange rate. The effect of exchange rate changes in the amount of $2,441 thousand reflects the impact of translating the litigation settlement discussed in Note 10, using the rate at which such transaction was recognized for financial reporting purposes.

14.  OTHER COMPREHENSIVE INCOME (LOSS):

     For the years ended December 31, 1996, 1997 and 1998, foreign currency translation adjustments are the only components of other comprehensive income.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

14.  OTHER COMPREHENSIVE INCOME (LOSS): -- (CONTINUED)
     There are no related tax effects allocated to foreign currency translation adjustments due to the fact that the Business' functional currency is Korean won.

     A summary of cumulative translation adjustments are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                           1996        1997        1998
                                                          -------    --------    --------
Cumulative translation adjustments:
  Beginning balance.....................................  $   705    $ (4,132)   $(18,623)
  Current-period change.................................   (4,837)    (14,491)      6,526
                                                          -------    --------    --------
  Ending balance........................................  $(4,132)   $(18,623)   $(12,097)
                                                          =======    ========    ========

15.  RELATED PARTY TRANSACTIONS:

     Related party activity between the Business and Samsung (including subsidiaries and affiliates of Samsung) is summarized as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Product sales to other operating units of Samsung......  $ 66,834    $ 68,472    $ 56,126
Product sales to foreign sales subsidiaries of
  Samsung..............................................   144,338     150,943      86,552
Product sales to other Samsung subsidiaries and
  affiliates...........................................    27,032      25,503      41,691
                                                         --------    --------    --------
     Total sales.......................................  $238,204    $244,918    $184,369
                                                         ========    ========    ========
Manufacturing services performed by other operating
  units of Samsung.....................................  $ 81,151    $ 75,962    $ 49,775
Manufacturing services performed by a Chinese
  subsidiary of Samsung................................     5,149      22,086      16,352
Purchase of raw materials from Samsung affiliates......    15,966      20,797      10,626
                                                         --------    --------    --------
     Total manufacturing costs.........................  $102,266    $118,845    $ 76,753
                                                         ========    ========    ========
Selling, general and administrative expenses allocated
  from Samsung.........................................  $ 26,891    $ 27,880    $ 27,536
                                                         ========    ========    ========
Sales of manufacturing equipment to other operating
  units of Samsung.....................................  $ 12,590    $  6,945    $     56
                                                         ========    ========    ========
Purchase of manufacturing equipment from other
  operating units of Samsung...........................  $ 20,937    $  1,088    $  2,355
                                                         ========    ========    ========

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

16.  GEOGRAPHIC INFORMATION:

     The Business is engaged in one industry segment, namely the development, manufacture and marketing of power semiconductors. Sales data, summarized by geographic area, is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Korea..................................................  $178,321    $171,058    $137,111
Asia...................................................   182,839     207,602     186,668
North America..........................................    32,001      35,638      24,308
Europe.................................................    24,886      26,402      21,812
                                                         --------    --------    --------
     Total.............................................  $418,047    $440,700    $369,899
                                                         ========    ========    ========

     Substantially all of the Business' assets are located in Korea.

                UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                   STATEMENTS AND UNAUDITED SUPPLEMENTAL DATA

     The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Fairchild, the Power Device Business and Raytheon Semiconductor, Inc. ("Raytheon"). The acquisition of Raytheon was consummated on December 31, 1997, and, accordingly, Fairchild's historical consolidated statements of operations include the results of operations of Raytheon beginning January 1, 1998.

     The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the Raytheon acquisition and the Power Device Business acquisition as if they were consummated on May 26, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Power Device Business acquisition as if it were consummated on February 28, 1999. All of the pro forma adjustments are described more fully in the accompanying notes. The pro forma adjustments are based upon preliminary estimates and certain assumptions that we believe are reasonable in the circumstances. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. Final amounts could differ from those set forth below.

     The Unaudited Pro Forma Combined Condensed Statements of Operations for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999 include the historical statements of operations of the Power Device Business for the twelve months ended June 30, 1998 and the nine months ended December 31, 1998, respectively. The Unaudited Pro Forma Combined Condensed Balance Sheet as of February 28, 1999 includes the historical balance sheet of the Power Device Business as of December 31, 1998. The results of operations of the Power Device Business for the period from April 1, 1998 through June 30, 1998 have been included in both the Unaudited Pro Forma Combined Condensed Statements of Operations for the fiscal year ended May 31, 1998 and the nine months ended February 29, 1999. Power Device Business revenue and loss for this period was $101.5 million and $34.1 million, respectively.

     The Power Device Business' historical financial information reflected in the Pro Forma Financial Statements represents the accounts and operations of Samsung Electronics with respect to the Power Device Business. During the period covered by the Power Device Business' Financial Statements, the Power Device Business was conducted as a part of Samsung Electronics' overall operations, and separate financial statements were not prepared. Fairchild has been advised by Samsung Electronics that the Power Device Business' Financial Statements were prepared from the historical accounting records of Samsung Electronics and include various allocations for costs and expenses. Therefore, the statements of operations of the Power Device Business may not be indicative of the results of operations that would have resulted if the Power Device Business had operated on a stand-alone basis. Fairchild has been advised by Samsung Electronics that all of the allocations and estimates reflected in the Power Device Business' Financial Statements are based on assumptions that Samsung Electronics believes are reasonable under the circumstances.

     The Pro Forma Financial Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Financial Statements should be read in conjunction with the accompanying notes, the financial statements and notes thereto of Fairchild, the Power Device Business and Raytheon which are included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

     The acquisition of Raytheon and the Acquisition of the Power Device Business were accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. For purposes of the Pro Forma Financial Statements, the excess of the aggregate purchase price over the historical net book value of the Power Device Business' assets acquired and liabilities assumed as of December 31, 1998 has been allocated to inventory, property, plant and equipment, and various intangible assets, and is for illustrative purposes in the pro forma financial statements only. Actual allocations will be based on fair values as of the Acquisition date (April 13, 1999).

                         FSC SEMICONDUCTOR CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                      FISCAL YEAR ENDED MAY 31, 1998
                           -----------------------------------------------------------------------------------
                                           POWER
                             POWER        DEVICE                                        PRO FORMA
                             DEVICE      BUSINESS                                      ADJUSTMENTS
                            BUSINESS     PRO FORMA      FAIRCHILD       RAYTHEON         FOR THE       COMPANY
                           HISTORICAL   ADJUSTMENTS   HISTORICAL(3)   HISTORICAL(3)    TRANSACTIONS   PRO FORMA
                           ----------   -----------   -------------   -------------    ------------   --------
                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue
  Net sales-trade........    $400.2       $  7.5 1a      $635.8           $47.3           $   --      $1,096.9
                                             6.1 1b
Contract
    manufacturing........      27.6         22.8 1c       153.4              --               --         203.8
                             ------       ------         ------           -----           ------      --------
                              427.8         36.4          789.2            47.3               --       1,300.7
Cost of sales
  Cost of sales-trade....     240.6         (2.7)1a      441.6            26.7               3.9 2a      722.0
                                             9.9 1d
                                             1.4 1e
                                             1.3 1f
                                            (0.7)1g
  Cost of contract
    manufacturing........      27.6           --          117.1              --               --         144.7
                             ------       ------         ------           -----           ------      --------
                              268.2          9.2          558.7            26.7              3.9         866.7
                             ------       ------         ------           -----           ------      --------
Gross profit.............     159.6         27.2          230.5            20.6             (3.9)        434.0
Research and
  development............      15.4           --           35.7             6.9               --          58.0
Selling, general and
  administrative.........      32.5         15.5 1a        92.0             6.4             28.4 2a      160.7
                                            (8.7)1d
                                            (5.4)1h
Litigation settlement
  expense................      58.0           --             --              --               --          58.0
Restructuring and other
  non-recurring
  charges................        --           --           15.5              --               --          15.5
                             ------       ------         ------           -----           ------      --------
Operating income.........      53.7         25.8           87.3             7.3            (32.3)        141.8
Non-cash interest
  expense................        --           --            2.8              --              2.2 2b        5.0
Cash interest expense,
  net....................       9.9         (9.9)1i        51.7              --             52.4 2c      104.1
Foreign currency losses,
  net....................       7.5           --             --              --               --           7.5
                             ------       ------         ------           -----           ------      --------
Income before income
  taxes..................      36.3         35.7           32.8             7.3             86.9          25.2
Income taxes.............      11.1        (11.1)1j        10.7             2.6             (8.7)2d        4.6
                             ------       ------         ------           -----           ------      --------
Net income before
  cumulative effect of
  change in accounting
  principle..............   $ 25.2       $ 46.8         $ 22.1           $ 4.7           $(78.2)     $   20.6
                             ======       ======         ======           =====           ======      ========
Net income before
  cumulative effect of
  change in accounting
  principle applicable
  to common stockholders...........................      $ 13.4                                       $   11.9
                                                         ======                                       ========
EARNINGS PER COMMON
  SHARE:
  Basic............................................      $ 0.21                                       $   0.19
                                                         ======                                       ========
  Diluted..........................................      $ 0.20                                       $   0.18
                                                         ======                                       ========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
  Basic............................................        62.8                                           62.8
                                                         ======                                       ========
  Diluted..........................................        65.0                                           65.0
                                                         ======                                       ========

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                         FSC SEMICONDUCTOR CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                 NINE MONTHS ENDED FEBRUARY 28, 1999
                                    ---------------------------------------------------------------------
                                                    POWER
                                      POWER        DEVICE                    PRO FORMA
                                      DEVICE      BUSINESS                  ADJUSTMENTS
                                     BUSINESS     PRO FORMA    FAIRCHILD      FOR THE       COMPANY
                                    HISTORICAL   ADJUSTMENTS   HISTORICAL   TRANSACTIONS   PRO FORMA
                                    ----------   -----------   ----------   ------------   ---------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue
  Net sales-trade.................    $282.4        $18.4 1a     $434.1        $   --       $742.6
                                                      7.7 1b
  Contract manufacturing..........      12.5         11.7 1c       54.5            --         78.7
                                      ------        -----        ------        ------       ------
                                       294.9         37.8         488.6            --        821.3
Cost of sales
  Cost of sales-trade.............     190.3          6.9 1a      336.2          3.0 2a      544.6
                                                      5.1 1d
                                                      1.4 1e
                                                      0.9 1f
                                                      0.8 1g
  Cost of contract
    manufacturing.................      12.5           --          45.4            --         57.9
                                      ------        -----        ------        ------       ------
                                       202.8         15.1         381.6           3.0        602.5
                                      ------        -----        ------        ------       ------
Gross profit......................      92.1         22.7         107.0          (3.0)       218.8
Research and development..........      11.5           --          27.9            --         39.4
Selling, general and
  administrative..................      27.9         10.2 1a        68.5         19.7 2a     119.5
                                                     (2.7)1d
                                                      0.4 1e
                                                     (4.5)1h
Litigation settlement expense.....      58.0           --            --            --         58.0
Restructuring and other
  non-recurring
  charges.........................        --           --           7.2            --          7.2
                                      ------        -----        ------        ------       ------
Operating income (loss)...........      (5.3)        19.3           3.4         (22.7)        (5.3)
Non-cash interest expense.........        --           --           2.3           1.5 2b       3.8
Cash interest expense, net........       2.6         (2.6)1i       42.4          34.8 2c      77.2
Foreign currency gains, net.......      (0.3)          --            --            --         (0.3)
                                      ------        -----        ------        ------       ------
Income (loss) before income
  taxes...........................      (7.6)        21.9         (41.3)        (59.0)       (86.0)
Income taxes......................       8.6         (8.6)1j       (4.1)         (5.9)2d     (10.0)
                                      ------        -----        ------        ------       ------
Net income (loss).................    $(16.2)       $30.5        $(37.2)       $(53.1)      $(76.0)
                                      ======        =====        ======        ======       ======
Net income (loss) applicable to
  common
  stockholders..............................................     $(44.4)                    $(83.2)
                                                                 ======                     ======
EARNINGS PER COMMON SHARE:
  Basic.....................................................     $(0.71)                    $(1.32)
                                                                 ======                     ======
  Diluted...................................................     $(0.71)                    $(1.32)
                                                                 ======                     ======
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
  Basic.....................................................       62.9                       62.9
                                                                 ======                     ======
  Diluted...................................................       62.9                       62.9
                                                                 ======                     ======

  See accompanying notes to unaudited pro forma combined condensed statements of operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS

  THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS GIVE EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

1.  PRO FORMA ADJUSTMENTS TO THE HISTORICAL RESULTS OF THE POWER DEVICE
BUSINESS.

(a) Historically, the Power Device Business has recognized revenue for sales to Samsung Electronics' foreign sales subsidiaries (the "Sales Subsidiaries") at the time of shipment to the Sales Subsidiaries. The pro forma adjustment to net sales eliminates the sales to the Sales Subsidiaries from the revenue of the Power Device Business and replaces them with the sales of the Sales Subsidiaries to the ultimate third parties. Cost of sales is also adjusted to reflect the change in the inventory held by the Sales Subsidiaries. Historically, the selling expenses incurred by the Sales Subsidiaries in connection with their sales to third parties have been recorded by the Sales Subsidiaries. The Power Device Business' selling, general and administrative ("SG&A") expenses have been adjusted to give effect to the provisions of the Overseas Sales Support Agreement, which provides for commissions to be paid to the Sales Subsidiaries to provide certain sales services to the Power Device Business.

     The pro forma increases (decreases) to net sales, cost of sales and SG&A expenses are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Net sales -- trade...................................     $ 7.5              $18.4
     Cost of sales -- trade...............................      (2.7)               6.9
     SG&A.................................................      15.5               10.2

(b) Historically, the Power Device Business has sold its products to Samsung Electronics at intercompany transfer prices. Under the terms of the Product Supply Agreement, the Power Device Business will sell its products to Samsung Electronics at guaranteed minimum annual levels based on historical volumes and at prices designed to reflect market prices, subject to certain adjustments to reflect changes in market prices as published by Worldwide Semiconductor Trade Statistics. In order to give effect to the minimum contractual volumes over historical levels and the pricing structure under the Product Supply Agreement, the pro forma net sales are increased by $6.1 million and $7.7 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(c) The pro forma adjustment to contract manufacturing revenue is $22.8 million and $11.7 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. These amounts reflect the increase in contract manufacturing revenue that will be required to generate the minimum profit level guaranteed by Samsung Electronics under the Foundry Sale Agreement of W53,700 million during the first three years following consummation of the Acquisition (W27,700 million, W17,300 million and W8,700 million for the first, second and third years, respectively). Historically, the Power Device Business has provided these contract manufacturing services, consisting of wafer fabrication services, to Samsung Electronics at cost. The U.S. Dollar-denominated pro forma adjustments have been recorded using weighted average exchange rates of 1,260 Won and 1,334 Won to one U.S. Dollar for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(d) Historically, the Power Device Business has been charged at cost for epitaxial fabrication services, assembly and test services and photo mask supply services provided by Samsung Electronics'

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

     plants located in Onyang and Kiheung, South Korea. Under the terms of the EPI Services Agreement, the Onyang Assembly and Test Services Agreement and the Photo Mask Supply Agreement, Samsung Electronics has agreed to provide the Power Device Business with the above services for a three-year period following consummation of the Acquisition at agreed-upon prices denominated in U.S. Dollars in accordance with the terms of the above agreements. In the case of the Onyang Assembly and Test Services Agreement, the agreement provides for a 5% annual price decrease. The pro forma adjustments reflect the effects of (i) replacing the actual historical costs of these services with the negotiated costs of these services, which negotiated costs include recovery of general and administrative and interest costs attributable to these plants recorded in SG&A for the Power Device Business, based on historical product volumes and (ii) eliminating the portion of historically allocated SG&A expenses to be included in such negotiated costs.

     The pro forma increases (decreases) to cost of sales and SG&A expenses are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Cost of sales -- trade...............................     $ 9.9              $ 5.1
     SG&A.................................................      (8.7)              (2.7)

(e) Historically, the Power Device Business has been allocated charges for information technology services, logistics and other general and administrative services which were provided by Samsung Electronics. Under the terms of the Transitional Services Agreement, Samsung Electronics has agreed to provide to the Power Device Business logistics and other general and administrative services for a three-year period, at the fixed annual price of $5.3 million. Information technology services are provided under a separate agreement with Samsung SDS Co., Ltd. at the fixed annual price of $3.8 million. The pro forma adjustments to cost of sales and SG&A expenses reflect the effects of replacing the historical charges for such services with the fixed prices included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd. In addition, the pro forma adjustment includes the effect of a fixed 1,200 Won to one U.S. Dollar exchange rate used to translate the fixed charges included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd.

     The pro forma increases to cost of sales relating to information technology services and SG&A expenses relating to logistics and other general and administrative services are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Cost of sales -- trade...............................      $1.4              $1.4
     SG&A.................................................        --               0.4

(f) Sales of certain Power Device Business products will be subject to royalties arising from Fairchild's existing license agreement with another semiconductor corporation. The pro forma increases to cost of sales to give effect to such royalties are $1.3 million and $0.9 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

(g) Historically, the Power Device Business has been charged at cost for assembly and test services provided by Samsung Electronics' plant located in Suzhou, China. Under the terms of the Suzhou Assembly and Test Services Agreement, Samsung Electronics has agreed to provide the Power Device Business with assembly and test services for a three-year period following consummation of the Acquisition at agreed-upon prices denominated in U.S. Dollars. The pro forma adjustments reflect the effects of replacing the actual historical costs of these services with the negotiated costs of these services based on historical product volumes. Although the Suzhou Assembly and Test Services Agreement provides for annual price adjustments based upon the percentage change in the U.S. Consumer Price Index, the pro forma adjustments do not give effect to such price adjustments. The pro forma increases (decreases) to cost of sales are $(0.7) million and $0.8 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(h) Represents the elimination of royalty expense incurred by Samsung Electronics attributable to the Power Device Business which arises from certain license agreements that were not transferred to Fairchild. This results in a decrease to SG&A expenses of $5.4 million and $4.5 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(i) The pro forma adjustment to cash interest expense is $9.9 million and $2.6 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. These amounts represent the elimination of interest expense on bank borrowings, capital lease obligations and corporate borrowings of Samsung Electronics allocated to the Power Device Business that were not transferred to Fairchild.

(j) The pro forma adjustment for the elimination of income taxes is $11.1 million and $8.6 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. As a result of the Acquisition, the Power Device Business is 100% exempt from Korean income taxes for seven years beginning with the first year in which taxable Korean income is generated.

2. PRO FORMA ADJUSTMENTS TO THE COMBINED RESULTS OF FAIRCHILD, THE POWER DEVICE BUSINESS AND RAYTHEON.

(a) On April 13, 1999, Fairchild completed the acquisition of the Power Device Business for approximately $406.8 million, net of post-closing adjustments for working capital and an income payment aggregating $48.2 million. The purchase includes all of the worldwide operations and assets of the Power Device Business, which are comprised in part of a high volume wafer fabrication plant in Bucheon, South Korea, design and development operations in Bucheon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The transaction is being accounted for as a purchase.

     The following table represents the estimated allocation of the purchase price over the historical net book value of the Power Device Business' assets acquired and liabilities assumed as of December 31, 1998, and is for illustrative purposes in the pro forma financial statements only. Actual allocations will be based on fair values as of the acquisition date (April 13, 1999). Also presented are the estimated periods of amortization for each of the identifiable intangible assets for purposes of calculating the pro forma adjustments to amortization expense in the accompanying pro forma condensed consolidated statements of operations. All intangible assets will be amortized on a straight-line basis. The amount allocated to in-process research and development will be charged to expense in our fourth fiscal quarter ended May 30, 1999. This expense has been excluded from the accompanying pro forma combined condensed statements of operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

     Assuming the Transactions occurred on February 28, 1999, the allocation would have included the following intangible assets (in millions):

                                                                              PERIOD OF
     INTANGIBLE ASSETS                                             AMOUNT    AMORTIZATION
     -----------------                                             ------    ------------
     Developed technology........................................  $124.1      15 years
     Customer base...............................................    47.0       8 years
     In-process research and development.........................    31.2            --
     Covenant not to compete.....................................    26.9       5 years
     Trademarks and tradenames...................................    21.9       4 years
     Assembled workforce.........................................     3.8       3 years
                                                                   ------
          Total..................................................  $254.9
                                                                   ======

     In connection with Fairchild's acquisition of Raytheon on December 31, 1997, intangible assets were recorded for developed technologies and an assembled workforce. These assets are being amortized on a straight line basis over periods of 3 to 15 years.

     Pro forma adjustments for depreciation and amortization of fixed assets and other intangible assets are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Intangibles -- Power Device Business.................     $26.3              $19.7
     Intangibles -- Raytheon..............................       2.1                 --
                                                               -----              -----
          Total recorded in SG&A..........................     $28.4              $19.7
                                                               =====              =====
     Fixed assets -- Power Device Business recorded in
       cost of sales-trade................................     $ 3.9              $ 3.0

(b) In connection with the Transactions, the Company incurred debt issuance costs of approximately $22.3 million associated with the Senior Credit Facilities and the 10 3/8% Senior Subordinated Notes. These costs are comprised primarily of financing costs and other professional fees that will be deferred and amortized over the term of the related debt, which ranges from 5 to 8 1/2 years. The pro forma adjustments to non-cash interest expense represent the incremental amortization of these debt issuance costs in the amount of $2.2 million and $1.5 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. Unamortized debt issuance costs of $4.0 million, net of the related tax benefit of $0.4 million, associated with the existing senior credit facilities was charged to interest expense concurrent with the Transactions. The non-recurring charge has been excluded from the pro forma combined condensed statements of operations.

(c) In connection with the Transactions, the Company entered into the Senior Credit Facilities, which provided up to $410.0 million in financing, consisting of a $100.0 million Revolving Credit Facility (under which no amounts were drawn at closing of the Acquisition) and $310.0 million of Senior Term Facilities. The Company also issued $300.0 million of 10 3/8% Senior Subordinated Notes and a $50.0 million 12.5% Subordinated PIK Note. Since a portion of the purchase price for the

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

     acquisition of Raytheon was paid from existing cash, interest income that corresponds to the interest on such cash and which would not have been earned during the period from May 26, 1997 through the date of the acquisition has been eliminated.

     The pro forma increases (decreases) to cash interest expense are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Senior Term Facilities -- Tranche A Facility
       (7.75%)............................................     $  7.5            $  4.9
     Senior Term Facilities -- Tranche B Facility
       (8.25%)............................................       17.3              12.8
     Notes (10.375%)......................................       31.1              23.4
     12.5% Subordinated PIK Note (12.5%)..................        6.4               5.4
     Income lost -- Raytheon..............................        1.6                --
     Interest expense on debt refinanced..................      (11.5)            (11.7)
                                                               ------            ------
          Total...........................................     $ 52.4            $ 34.8
                                                               ======            ======

     The Senior Term Facilities bear interest at adjustable rates based on a spread over LIBOR. An increase of 0.125% in the rate applicable to the Senior Term Facilities will increase interest expense and reduce net income as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Interest expense.....................................     $ 0.4              $ 0.3
                                                               =====              =====
     Net income...........................................     $(0.3)             $(0.2)
                                                               =====              =====

(d) The pro forma adjustment for income tax benefit is $8.7 million and $5.9 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. These amounts represent the benefit for income taxes on the loss before income tax resulting from the pro forma adjustments made to the combined results of the Company. The benefit for income taxes was calculated using a rate of 10%, the Company's current effective tax rate.


3. For the fiscal year ended May 31, 1998, historical Fairchild amounts include the results of operations of Raytheon after December 31, 1997, the date of acquisition, and historical Raytheon amounts include the results of operations of Raytheon from June 1, 1997 to December 31, 1997.

                         FSC SEMICONDUCTOR CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                                        AT FEBRUARY 28, 1999
                                    ---------------------------------------------------------------------------------------------
                                                    POWER
                                      POWER        DEVICE                     PRO FORMA
                                      DEVICE      BUSINESS                   ADJUSTMENTS
                                     BUSINESS     PRO FORMA     FAIRCHILD      FOR THE       COMPANY
                                    HISTORICAL   ADJUSTMENTS    HISTORICAL   TRANSACTIONS   PRO FORMA
                                    ----------   -----------    ----------   ------------   ---------
                                                            (DOLLARS IN MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.......    $   --       $    --        $  5.4        $ 59.2 2a   $   64.6
  Receivables, net................      26.6            --         101.5            --         128.1
  Inventories.....................      44.0            --         105.6          (4.6)2b      145.0
  Deferred income taxes...........       1.2          (1.2)1a         --            --            --
  Other current assets............       3.8          (1.4)1b       19.7            --          22.1
                                      ------       -------        ------        ------      --------
    Total current assets..........      75.6          (2.6)        232.2          54.6         359.8
Property, plant and equipment,
  net.............................      91.0            --         305.9          24.2 2b      421.1
Deferred income taxes.............        --            --          25.3            --          25.3
Goodwill, net.....................        --            --            --            --            --
Intangible assets, net............       0.9            --          29.0         223.7 2b      253.6
Other assets......................       2.8            --          31.1          18.3 2c       52.2

                                      ------       -------        ------        ------      --------
    Total assets..................    $170.3       $  (2.6)       $623.5        $320.8      $1,112.0
                                      ======       =======        ======        ======      ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Short-term borrowings and
    current portion of long-term
    debt..........................    $ 20.7       $ (20.7)1c     $ 35.5        $(21.4)2d   $   14.1
  Income tax payable..............      13.0         (13.0)1a         --            --            --
  Accounts payable................      13.7            --          79.1            --          92.8
  Accrued expenses and other
    current liabilities...........      70.6          (5.5)1b       56.0            --          63.1
                                                     (58.0)1d
                                      ------       -------        ------        ------      --------
    Total current liabilities.....     118.0         (97.2)        170.6         (21.4)        170.0
Long term debt, less current
  portion.........................      55.7         (55.7)1c      524.5         517.8 2e    1,042.3
Deferred income taxes.............       1.9          (1.9)1a         --            --            --
Other liabilities.................       6.5            --           1.7            --           8.2
                                      ------       -------        ------        ------      --------
    Total liabilities.............     182.1        (154.8)        696.8         496.4       1,220.5
                                      ------       -------        ------        ------      --------
Redeemable preferred stock........        --            --          87.7            --          87.7
Commitments and contingencies
  Stockholders' equity (deficit):
  Class A common stock............        --            --           0.3            --           0.3
  Class B common stock............        --            --           0.3            --           0.3
  Additional paid-in capital......        --            --           9.5            --           9.5

  Business equity.................       0.3         152.2            --        (152.5)2f         --
  Cumulative translation
    adjustment....................     (12.1)           --            --          12.1 2f         --
  Accumulated deficit.............        --            --        (171.1)        (31.2)2b     (206.3)
                                                                                  (4.0)2c
                                      ------       -------        ------        ------      --------
    Total stockholders' equity
      (deficit)...................     (11.8)        152.2        (161.0)       (175.6)       (196.2)
                                      ------       -------        ------        ------      --------
    Total liabilities and
      stockholders' equity
      (deficit)...................    $170.3       $  (2.6)       $623.5        $320.8      $1,112.0
                                      ======       =======        ======        ======      ========

See accompanying notes to unaudited pro forma combined condensed balance sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

  THE UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET GIVES EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

1.  PRO FORMA ADJUSTMENTS TO THE HISTORICAL RESULTS OF THE POWER DEVICE
BUSINESS.

(a) Reflects the elimination of deferred income tax assets of $1.2 million, deferred income tax liabilities of $1.9 million and income taxes payable of $13.0 million that were not transferred to Fairchild.

(b) Reflects the elimination of prepaid royalties of $1.4 million and accrued royalties of $5.5 million arising from certain license agreements that were not transferred to Fairchild.

(c) Reflects the elimination of bank borrowings, capital lease obligations and corporate borrowings of Samsung Electronics allocated to the Power Device Business in an aggregate amount of $76.4 million that were not transferred to Fairchild.

(d) Reflects the elimination of accrued expense of $58.0 million for patent litigation settlement costs that will be paid by Samsung Electronics.

2. PRO FORMA ADJUSTMENTS TO THE COMBINED RESULTS OF FAIRCHILD AND THE POWER DEVICE BUSINESS.

(a) Represents the amount of excess cash that was provided in connection with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings. We obtained a total of $610.0 million of proceeds from entering into the senior term facilities and from issuance of the 10 3/8% Senior Subordinated Notes. Of this amount, we used approximately $406.8 million to pay for the purchase price of the power device business, approximately $163.6 million to repay the existing senior credit facilities, and approximately $30.4 million to pay fees and expenses relating to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings.

(b) The following table represents the estimated allocation of the purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of December 31, 1998, and is for illustrative purposes in the pro forma financial statements only. Actual allocations will be based on fair values as of the acquisition date (April 13, 1999). The amount allocated to in-process research and development will be charged to expense in our fourth fiscal quarter ended May 30, 1999. This expense has been excluded from the accompanying pro forma condensed consolidated statements of operations. Assuming the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings occurred on February 28, 1999, the purchase price allocation, including acquisition related expenses of $8.1 million, would have been as follows (in millions):

                                                                  POWER DEVICE          PURCHASE         PURCHASE
                                                              BUSINESS HISTORICAL         PRICE            PRICE
                                                                  AS ADJUSTED          ADJUSTMENTS      ALLOCATION
                                                              -------------------      -----------      ----------
     Receivables, net.......................................         26.6                    --             26.6
     Inventories............................................         44.0                  (4.6)            39.4
     Other current assets...................................          2.4                    --              2.4
     Property plant and equipment, net......................         91.0                  24.2            115.2
     Developed technology...................................           --                 124.1            124.1
     Customer base..........................................           --                  47.0             47.0
     In-process research and development....................           --                  31.2             31.2
     Covenant not to compete................................           --                  26.9             26.9
     Trademarks and tradenames..............................           --                  21.9             21.9
     Assembled workforce....................................           --                   3.8              3.8
     Other intangible assets................................          0.9                    --              0.9
                                                                    -----                 -----            -----
         Total intangible assets............................          0.9                 254.9
         Less: in-process research and development..........           --                  31.2
             Net intangible assets after in-process research
               and development write-off....................          0.9                 223.7
                                                                    -----                 -----            -----
     Other assets...........................................          2.8                    --              2.8
     Accounts payable.......................................        (13.7)                   --            (13.7)
     Accrue expenses and other current liabilities..........         (7.1)                   --             (7.1)
     Other liabilities......................................         (6.5)                   --             (6.5)
                                                                    -----                 -----            -----
               Net assets...................................        140.4
                                                                    =====
               Total purchase price allocation..............                                               414.9
                                                                                                           =====

     In-process research and development of $31.2 million will be charged to operations in our fourth fiscal quarter ending May 30, 1999. This non-recurring charge has been excluded from the unaudited pro forma statement of operations data presented in this prospectus. For pro forma balance sheet purposes, intangible assets have been reduced by $31.2 million with a corresponding charge to accumulated deficit.

(c) Represents deferred debt issuance costs primarily comprised of financing costs and professional fees of $22.3 million associated with the 10 3/8% Senior Subordinated Notes and the Senior Credit Facilities offset by the write-off of $4.0 million, net of the related tax benefit of $0.4 million, of unamortized debt issuance costs associated with the existing senior credit facilities being repaid.

(d) Represents the repayment of the short-term portion of the existing senior credit facilities in an aggregate amount of $35.5 million, offset by the current portion of the Term Loan Facilities in an aggregate amount of $14.1 million.

(e) Represents the repayment of the long-term portion of the existing senior credit facilities in an aggregate amount of $128.1 million offset by the Term Loan Facilities, the 12.5% Subordinated PIK Note and the 10 3/8% Senior Subordinated Notes in an aggregate amount of $645.9 million.

(f) Represents the elimination of the equity of the Power Device Business at the Acquisition date in an aggregate amount of $140.4 million.

                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      FSC Semiconductor Corporation


Date:  June 28, 1999
                                 By:        /s/ David A. Henry
                                           ---------------------
                                           David A. Henry
                                           Vice President, Corporate Controller

                                           (Principal Accounting Officer)

                                EXHIBIT INDEX
                                -------------




         Exhibit No.      Description
         -----------      -----------

            23.1          Consent of Samil Accounting Corporation